Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2017 SECOND QUARTER

•	Net Earnings per Diluted Share of $.67, Including Unfavorable Impacts of Restructuring Charges Related to the Realignment of the Store Management Structure and Estimated Costs Associated with Hurricane Harvey
•	Net Sales Decrease of Approximately 1.7%; Comparable Sales Decrease of Approximately 2.6%
•	Company Provides Update On Ongoing Transformational Initiatives

UNION, New Jersey, September 19, 2017 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the second quarter of fiscal 2017 ended August 26, 2017.

Second Quarter Results

For the fiscal 2017 second quarter, the Company reported net earnings of $.67 per diluted share ($94.2 million), including the unfavorable impacts of approximately $.08 per diluted share of cash restructuring charges associated with the acceleration of the realignment of our store management structure announced on August 3, 2017; the estimated costs associated with the impact of Hurricane Harvey of approximately $.02 per diluted share; and the impact of the new share-based payment accounting standard of approximately $.01 per diluted share, compared with $1.11 per diluted share ($167.3 million) for the fiscal 2016 second quarter. Net sales for the fiscal 2017 second quarter were approximately $2.9 billion, a decrease of approximately 1.7% from the prior year quarter. Comparable sales in the fiscal 2017 second quarter decreased by approximately 2.6%. Comparable sales from customer-facing digital channels continued to have strong growth in excess of 20% for the 13th consecutive quarter, while comparable sales from stores declined in the mid-single-digit percentage range during the fiscal 2017 second quarter.

Transformational Initiatives

The Company is undertaking a number of transformational initiatives to drive operational excellence and further its mission to be its customer’s first choice for the home and heart-felt life events. These initiatives will be discussed in further detail on the Company’s conference call with analysts and investors to be held today at 5:00 pm (ET).

The Company believes the initiatives to drive operational excellence, as well as opportunities for added efficiencies, should produce savings in excess of $150 million over the next few years, a portion of which may be strategically reinvested toward future growth.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.15 per share, to be paid on January 16, 2018 to shareholders of record at the close of business on December 15, 2017.

During the fiscal 2017 second quarter, the Company repurchased approximately $56 million of its common stock, representing approximately 1.8 million shares, under its existing $2.5 billion share repurchase program. As of August 26, 2017, the program had a remaining balance of approximately $1.6 billion.

Fiscal 2017

During the call, the Company plans to review its financial planning assumptions for fiscal 2017, which is a 53-week year.

The Company’s planning assumptions reflect actual results through the fiscal second quarter and the continuation of the trends the Company has been experiencing, and the unfavorable impacts of: the cash restructuring charges associated with the acceleration of the realignment of our store management structure; Hurricanes Harvey and Irma; the adoption of the new shared based payment accounting standard; and further increases in its overall expense structure to reflect some of the accelerated spending associated with the Company’s organizational changes and transformational initiatives. Based upon these planning assumptions, the Company is now modeling net earnings per diluted share for the full year to be about $3.00, with the balance of the net earnings per diluted share to be split approximately 20% in the fiscal third quarter and approximately 80% in the fiscal fourth quarter.

Fiscal 2017 Second Quarter Conference Call

The Company’s fiscal 2017 second quarter conference call may be accessed by dialing 1-800-446-1671, or if international, 1-847-413-3362, using conference ID number 45587344. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 45587344. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com. As of August 26, 2017, the Company had a total of 1,550 stores, including 1,023 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 277 stores under the names of World Market, Cost Plus World Market or Cost Plus, 114 buybuy BABY stores, 81 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 55 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal second quarter, the Company opened one Bed Bath & Beyond store, two World Market stores, one buybuy BABY store, and one andThat! store, and closed one World Market store. In addition, the Company is a partner in a joint venture which operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth             (908) 613-5820

 BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

  (unaudited)

	Three Months Ended		Six Months Ended

	August 26,	August 27,	August 26,	August 27,
	2017	2016	2017	2016

Net sales	$2,936,357	$2,988,235	$5,678,498	$5,726,319

Cost of sales	1,867,798	1,871,342	3,609,824	3,585,834

Gross profit	1,068,559	1,116,893	2,068,674	2,140,485

Selling, general and administrative expenses	899,712	835,920	1,752,816	1,646,486

Operating profit	168,847	280,973	315,858	493,999

Interest expense, net	19,166	18,199	35,746	34,514

Earnings before provision for income taxes	149,681	262,774	280,112	459,485

Provision for income taxes	55,451	95,439	110,599	169,531

Net earnings	$94,230	$167,335	$169,513	$289,954

Net earnings per share - Basic	$0.67	$1.12	$1.21	$1.92
Net earnings per share - Diluted	$0.67	$1.11	$1.20	$1.91

Weighted average shares outstanding - Basic	139,868	149,725	140,599	150,941
Weighted average shares outstanding - Diluted	140,211	150,515	141,176	152,133

Dividends declared per share	$0.150	$0.125	$0.300	$0.250

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

 (in thousands, except per share data)

 (unaudited)

	August 26,	August 27,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$464,062	$577,844
Merchandise inventories	2,878,638	2,903,647
Other current assets	187,664	229,560

Total current assets	3,530,364	3,711,051

Long term investment securities	99,157	82,740
Property and equipment, net	1,834,470	1,739,952
Goodwill	707,127	520,226
Other assets	611,541	599,785

	$6,782,659	$6,653,754

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,168,092	$1,192,574
Accrued expenses and other current liabilities	486,719	473,595
Merchandise credit and gift card liabilities	318,407	307,969
Current income taxes payable	15,802	23,539

Total current liabilities	1,989,020	1,997,677

Deferred rent and other liabilities	514,902	513,968
Income taxes payable	65,203	76,744
Long term debt	1,491,836	1,491,370

Total liabilities	4,060,961	4,079,759

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 341,582 and 339,520, respectively;
outstanding 143,242 and 152,084 shares, respectively	3,416	3,395
Additional paid-in capital	2,022,826	1,939,470
Retained earnings	11,130,348	10,646,033
Treasury stock, at cost; 198,340 and 187,436 shares, respectively	(10,399,254)	(9,968,003)
Accumulated other comprehensive loss	(35,638)	(46,900)

Total shareholders' equity	2,721,698	2,573,995

	$6,782,659	$6,653,754

Certain reclassifications have been made to the Fiscal Year 2016 consolidated balance sheet to conform to the

Fiscal Year 2017 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended

	August 26,	August 27,
	2017	2016

Cash Flows from Operating Activities:

Net earnings	$169,513	$289,954
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	148,497	141,293
Stock-based compensation	36,904	37,563
Deferred income taxes	(10,707)	11,842
Other	182	(809)
Decrease (increase) in assets, net of effect of acquisitions:
Merchandise inventories	31,852	(48,849)
Trading investment securities	(9,221)	(11,657)
Other current assets	10,590	(51,624)
Other assets	(4,052)	(11,611)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	22,004	121,431
Accrued expenses and other current liabilities	2,723	(225)
Merchandise credit and gift card liabilities	8,604	9,850
Income taxes payable	(46,766)	(35,438)
Deferred rent and other liabilities	4,578	17,977

Net cash provided by operating activities	364,701	469,697

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	-	86,240
Capital expenditures	(176,955)	(184,789)
Investment in unconsolidated joint venture	-	(3,318)
Payment for acquisition, net of cash acquired	(5,207)	(11,777)

Net cash used in investing activities	(182,162)	(113,644)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	10,161	20,258
Payment of dividends	(39,241)	(18,827)
Repurchase of common stock, including fees	(183,715)	(299,486)

Net cash used in financing activities	(212,795)	(298,055)

Effect of exchange rate changes on cash and cash equivalents	5,989	4,273

Net (decrease) increase in cash and cash equivalents	(24,267)	62,271

Cash and cash equivalents:
Beginning of period	488,329	515,573
End of period	$464,062	$577,844

Certain reclassifications have been made to the Fiscal Year 2016 consolidated statement of cash flows to conform to the Fiscal Year 2017 consolidated cash flows presentation.